
EXHIBIT 10.27

                           PURCHASE AND SALE AGREEMENT

                                      AMONG

             VERMONT PURE SPRINGS, INC., VERMONT PURE HOLDINGS, LTD.

                                       AND

                              MICROPACK CORPORATION

                            Dated as of March 1, 2004
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                                TABLE OF CONTENTS
                                   OF EXHIBITS

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ARTICLE I      DEFINITIONS.............................................................1
    1.1      Definitions...............................................................1
    1.2      Certain Interpretive Matters..............................................8
ARTICLE II     PURCHASE AND SALE.......................................................8
    2.1      Sale of Assets............................................................8
    2.2      Excluded Assets...........................................................9
    2.3      Assumed Liabilities and Obligations......................................10
    2.4      Excluded Liabilities.....................................................11
    2.5      Intercompany Obligations.................................................12
    2.6      No Offset................................................................12
    2.7      License..................................................................12
    2.8      Accounts Receivable......................................................12
ARTICLE III    THE CLOSING............................................................13
    3.1      Closing..................................................................13
    3.2      Purchase Price...........................................................13
    3.3      Closing Payment of Purchase Price........................................13
    3.4      Calculation of Closing Date Working Capital Amount; Post-Closing
             Adjustment...............................................................13
    3.5      Allocation of Purchase Price.............................................15
    3.6      Deliveries by Seller.....................................................15
    3.7      Deliveries by Buyer......................................................16
    3.8      Passage of Title.........................................................17
ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF SELLER...............................17
    4.1      Organization; Qualification..............................................17
    4.2      Authority Relative to this Agreement.....................................17
    4.3      Consents and Approvals: No Violation.....................................18
    4.4      Financial Statements.....................................................18
    4.5      Undisclosed Liabilities..................................................19
    4.6      Absence of Certain Changes or Events.....................................19
    4.7      Title and Related Matters................................................19
    4.8      Leases...................................................................19
    4.9      Inventory................................................................20
    4.10     Accounts Receivable......................................................20
    4.11     Insurance................................................................20
    4.12     Environmental Matters....................................................21
    4.13     Employees................................................................23
    4.14     Labor Matters............................................................23
    4.15     ERISA: Benefit Plans.....................................................24
    4.16     Real Property............................................................25
    4.17     Fixed Assets.............................................................26
    4.18     Certain Contracts and Arrangements.......................................26
    4.19     Litigation and Claims....................................................26

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    4.20     Permits..................................................................27
    4.21     Taxes....................................................................27
    4.22     Patents, Copyrights and Trademarks.......................................27
    4.23     Water Sources; Regulatory Matters........................................28
    4.24     Disclosure...............................................................28
ARTICLE V      REPRESENTATIONS AND WARRANTIES OF BUYER................................28
    5.1      Organization; Qualification..............................................29
    5.2      Authority Relative to this Agreement.....................................29
    5.3      Consents and Approvals: No Violation.....................................29
    5.4      Litigation and Claims....................................................30
    5.5      Financial Statements.....................................................30
    5.6      Undisclosed Liabilities..................................................30
ARTICLE VI     COVENANTS OF THE PARTIES...............................................30
    6.1      Conduct of Business Relating to the Purchased Assets.....................30
    6.2      Access to and Retention of Information...................................31
    6.3      Expenses.................................................................33
    6.4      Further Assurances; Cooperation..........................................33
    6.5      Public Statements........................................................33
    6.6      Consents and Approvals...................................................33
    6.7      Fees and Commissions.....................................................34
    6.8      Tax Matters: Prorations..................................................34
    6.9      Employees................................................................35
    6.10     Non-Competition and Non-Solicitation.....................................36
    6.11     [Intentionally Deleted]..................................................38
    6.12     Notices of Certain Events................................................38
ARTICLE VII    CONDITIONS.............................................................39
    7.1      Conditions to Obligations of Buyer.......................................39
    7.2      Conditions to Obligations of Seller and Parent...........................40
ARTICLE VIII   INDEMNIFICATION........................................................41
    8.1      Indemnification..........................................................41
    8.2      Defense of Claims........................................................42
    8.3      Limits on Indemnification................................................43
    8.4      No Third Party Beneficiary...............................................44
ARTICLE IX     TERMINATION............................................................44
    9.1      Termination..............................................................44
    9.2      Procedure and Effect of No-Default Termination...........................45
ARTICLE X      MISCELLANEOUS PROVISIONS...............................................45
    10.1     Amendment and Modification...............................................45
    10.2     Waiver of Compliance: Consents...........................................45
    10.3     Survival of Representations. Warranties. Covenants and Obligations.......46
    10.4     Notices..................................................................46
    10.5     Assignment...............................................................47
    10.6     Governing Law............................................................48
    10.7     Counterparts.............................................................48
    10.8     Severability.............................................................48
    10.9     Interpretation...........................................................48

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    10.10    Disclosure Letters and Exhibits..........................................48
    10.11    Entire Agreement.........................................................49
    10.12    Bulk Sales Laws..........................................................49

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EXHIBITS

Exhibit A    Form of Assignment and Assumption Agreement
Exhibit B    Form of Bill of Sale
Exhibit C    Form of FIRPTA Affidavit
Exhibit D    Form of Opinion from Seller's Counsel
Exhibit E    Form of Opinion from Buyer's Counsel
Exhibit F    Vermont Pure License Agreement
Exhibit G    Trademark Assignment
Exhibit H    Occupancy Agreement
Exhibit I    Pristine Agreement
Exhibit J    Packaging Agreement
Exhibit K    Side Letter Agreement
Exhibit L    Hidden Spring License Agreement
Exhibit M    Promissory Note

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AGREEMENT dated as of March 1, 2004, by and among Vermont Pure Holdings, Ltd., a Delaware corporation ("Parent"), Vermont Pure Springs, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Seller") and MicroPack Corporation, a Delaware corporation ("Buyer"). Parent, Seller and Buyer are referred to individually as a "Party," and collectively as the "Parties."

                               W I T N E S S E T H

      WHEREAS, Parent is engaged through Seller, its wholly-owned subsidiary, in the processing, bottling, marketing, producing, distribution and sale of natural spring water to the retail channels of distribution in PET packages of one (1) gallon or less (the "Business");

      WHEREAS, Buyer desires to purchase, and Seller desires to sell, transfer and assign, those assets of the Business as further described herein (other than the Excluded Assets), including without limitation, the real property, including the springs, the manufacturing facility and related equipment located in Randolph, Vermont and in connection therewith, Buyer has agreed to assume certain liabilities of the Business, upon the terms and conditions hereinafter set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1   Definitions.

      As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

            "Accounts Receivable" means the accounts receivable of the Business deemed as of the Effective Time to be collectible by the Seller.

            "Accounts Payable" means all of the trade accounts payable of the Business as of the Effective Time.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

            "Agreement" means this Purchase and Sale Agreement together with the Seller Disclosure Letter and the Exhibits hereto, as the same may be from time to time amended.

            "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Seller and Buyer, in the form of Exhibit A hereto, by which

Seller shall assign the Seller's Agreements, the Transferable Permits and certain other Purchased Assets to Buyer and whereby Buyer shall assume the Assumed Liabilities and Obligations.

            "Assumed Contracts" has the meaning set forth in Section 2.1(d).

            "Assumed Liabilities and Obligations" has the meaning set forth in
Section 2.3.

            "Bad Debt Policy" has the meaning set forth in Section 4.10.

            "Benefit Plans" has the meaning set forth in Section 4.15(a).

            "Bill of Sale" means the Bill of Sale, in the form of Exhibit B hereto, to be delivered by Seller to Buyer at the Closing, with respect to certain of the Tangible Personal Property.

            "Business" has the meaning set forth in the Recitals.

            "Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or other governmental action to close.

            "Buyer Disclosure Letter" has the meaning set forth in the preamble to Article V.

            "Buyer Indemnitee" has the meaning set forth in Section 8.1(b).

            "Buyer's Required Regulatory Approvals" has the meaning set forth in
Section 5.3(b).

            "CERCLA" means the Federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Sections 9601 et seq.

            "Closing" has the meaning set forth in Section 3.1.

            "Closing Date" has the meaning set forth in Section 3.1.

            "Closing Date Working Capital Amount" has the meaning set forth in
Section 3.2.

            "Closing Payment" has the meaning set forth in Section 3.3.

            "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Commercially Reasonable Efforts" means efforts which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume any liabilities.

            "Contracts" has the meaning set forth in Section 4.18(a).

            "Direct Claim" has the meaning set forth in Section 8.2(c).

            "Encumbrances" means any mortgages, pledges, liens, writs of execution, or security interests of any kind.

            "Environmental Claim" means any and all pending or, to the Seller's Knowledge, threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violation, demands, demand letters, consent judgments, consent orders, consent agreements, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any Environmental Law by any person based upon, alleging, asserting, or claiming any actual or potential (a) violation by Seller of, or liability of Seller under any Environmental Law, (b) violation of any Environmental Permit by Seller, or (c) liability of Seller for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the environment of any Hazardous Substances, including, but not limited to, any location to which Hazardous Substances, or materials containing such Hazardous Substances, were sent by Seller for handling, storage, treatment, or disposal.

            "Environmental Condition" means a condition relating to or arising or resulting from the failure to comply with any Environmental Law or the presence or release to the environment of Hazardous Substances in violation of any Environmental Law on or before the Closing Date, including any migration of those Hazardous Substances through air, soil or groundwater regardless of when such presence or release is discovered.

            "Environmental Laws" means all federal, state and local, civil and criminal laws, regulations, rules, ordinances, codes, common laws, decrees, judgments, judicial or administrative decisions, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances (including, without limitation, releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.) , the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S. C. Sections 7401 et seq.) , the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), and all other state or local laws analogous to any of the above.

            "Environmental Permits" has the meaning set forth in Section
4.12(a).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with the Seller under Section 414(b), (c), (n) or (o) of the Code.

            "ERISA Affiliate Plans" means any Benefit Plan to which Seller or any ERISA Affiliate contributed.

            "Excluded Assets" has the meaning set forth in Section 2.2.

            "Excluded Liabilities" has the meaning set forth in Section 2.4.

            "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit, in the form of Exhibit C hereto.

            "Governmental Authority" means any federal, state or local governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental entity.

            "Hazardous Substances" means (a) any petrochemical or petroleum products (including crude oil or any fraction thereof), oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "toxic wastes," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other compound, product, chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

            "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

            "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).

            "Indemnifying Party" has the meaning set forth in Section 8.1(d).

            "Indemnitee" has the meaning set forth in Section 8.1(c).

            "Intellectual Property" means those patents and patent rights, trademarks and trademark rights, service marks, inventions, copyrights and copyright rights and all pending applications with respect thereto, product formulations, and the like owned by Seller and used or necessary for the operation of the Purchased Assets or the Business, as set forth in Schedule 4.22 to the Seller Disclosure Letter, other than those constituting Excluded Assets.

            "Inventory" has the meaning set forth in Section 2.1(b).

            "Inventory Policy" has the meaning set forth in Section 4.9.

            "IRS" means the United States Internal Revenue Service or any successor agency thereto.

            "Knowledge" means (a) with respect to Seller or Parent, the actual knowledge, of the corporate officers or managerial representatives of Seller or Parent listed on Schedule 1.1(a) to the Seller Disclosure Letter and (b) with respect to Buyer, means the actual knowledge, of the corporate officers or managerial representatives of Buyer listed on Schedule 1.1(b) to the Buyer Disclosure Letter.

            "Material Adverse Effect" means any change (or changes taken together) in the Business or the Purchased Assets taken as a whole that results in, or is likely to result in, a quantifiable, material adverse effect on the operation or financial condition of the Business or the Purchased Assets taken as a whole; provided, however, in determining whether a Material Adverse Effect has occurred, any change or changes attributable to (i) a change in financial or securities markets or in economic, regulatory or political conditions generally, including acts of war (whether or not declared), armed hostility or terrorism;
(ii) matters adversely affecting companies in the same or similar or related industries; or (iii) the execution, public announcement, closing or existence of this Agreement, shall not be considered in determining whether a Material Adverse Effect has occurred.

            "Occupancy Agreement" means the Occupancy Agreement between Seller and Buyer, in the form of Exhibit H hereto.

            "Packaging Agreement" means the Packaging Agreement between Seller and Buyer, in the form of Exhibit J hereto.

            "Party" (and the corresponding term "Parties") has the meaning set forth in the preamble.

            "PBGC" means the Pension Benefit Guaranty Corporation established by ERISA.

            "Permits" has the meaning set forth in Section 4.20.

            "Permitted Encumbrances" means (i) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or that may be thereafter paid without penalty; (ii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, which do not, individually or in the aggregate, materially impair the use of the property subject thereto in the Business as currently conducted; (iii) such state of facts as an accurate survey of the Real Property would show; (iv) easements, covenants and restrictions of record, including, without limitation, those disclosed in the title insurance policies made available by the Seller to the Buyer; and (v) general utility, sewer and drainage easements of record upon which any buildings on the Real Property do not encroach.

            "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

            "Products" means all products processed, manufactured, distributed or sold by Seller as part of the Business in PET packages of one (1) gallon or less, including all natural spring water, flavored water, and fluoridated water sold by the Seller as part of the Business.

            "Promissory Note" means the Promissory Note of Buyer payable to Seller in the original principal amount of Five Hundred Thousand Dollars ($500,000.00), in the form of Exhibit M hereto.

            "Promotional Accruals" means all customer rebates, discounts, credits and other promotional amounts established or approved by Seller in connection with the sale of Products.

            "Proprietary Information" of a Party means all information about the Party or its Affiliates, including their respective properties or operations, furnished or disclosed to the receiving Party or its Representatives by the Party or its Representatives regardless of the manner or medium in which it is furnished or disclosed, including information regarding the Purchased Assets or the transactions contemplated by this Agreement. Proprietary Information does not include information that (a) is or becomes generally available to the public (other than as a result of a disclosure by the receiving Party or its Representatives in violation of this Agreement), (b) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party or its Representatives, (c) becomes available to the receiving Party on a non-confidential basis from a Person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the Party or its Representatives with respect to such information, or is not otherwise under any obligation to the Party or any of its Representatives not to transmit the information to the other Party or its Representatives, or (d) the receiving Party can prove was independently developed by such Party.

            "Purchased Assets" has the meaning set forth in Section 2.1.

            "Purchase Price" has the meaning set forth in Section 3.2.

            "Real Property" has the meaning set forth in Section 2.1(a).

            "Representatives" of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives).

            "Seller" has the meaning set forth in the preamble.

            "Seller Disclosure Letter" has the meaning set forth in the preamble to Article IV.

            "Seller's Agreements" has the meaning set forth in Section 4.18(a).

            "Seller's Indemnitee" has the meaning set forth in Section 8.1(a).

            "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

            "Side Letter Agreement" means the Side Letter between Timothy Fallon and the Buyer in the form of Exhibit K hereto.

            "Subsidiary" when used in reference to any Person means any entity of which such Person, directly or indirectly, owns or controls ordinary voting power to elect a majority of the Board of Directors, or other Persons performing similar functions to the Board of Directors, of such entity.

            "Tangible Personal Property" means all machinery, mobile or otherwise, equipment (including computer hardware and communications equipment), vehicles, tools, spare parts, fixtures, furniture and furnishings and other personal property owned by the Seller located at the Real Property and used in and necessary for the operation of the Business, including, without limitation, the items of personal property which are part of the Randolph Facility as described in Schedule 4.16 to the Seller Disclosure Letter, but specifically excluding the equipment relating to the Seller's three (3) gallon and five (5) gallon bottling lines as further described on Schedule 2.2 to the Seller Disclosure Letter, which equipment is an Excluded Asset.

            "Tangible Personal Property Leases" means all leases of personal property, set forth in Schedule 4.8 to the Seller Disclosure Letter.

            "Taxes" means all taxes, charges, fees, levies, imposts, penalties or other assessments or similar charges in the nature of a tax imposed by any federal, state, municipal or local or foreign taxing or governmental authority, including, but not limited to, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, employer health, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties, fines or additions attributable thereto.

            "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority in connection with the determination, assessment, collection or payment of Taxes including amendments thereto.

            "Termination Date" has the meaning set forth in Section 9.1(b)(ii).

            "Third Party Claim" has the meaning set forth in Section 8.2(a).

            "Transferable Permits" means those Permits and Environmental Permits identified in Schedule 4.20 to the Seller Disclosure Letter, which may be transferred to Buyer without a filing with, notice to, consent or approval of any Governmental Authority.

            "Transferred Employees" has the meaning set forth in Section 6.9(a).

            "Working Capital" has the meaning set forth in Section 3.4 (d).

            "Working Capital Adjustment" has the meaning set forth in Section
3.4 (b).

            "Working Capital Amount" means the final amount of Working Capital, as adjusted pursuant to Section 3.4.

1.2   Certain Interpretive Matters.

      In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." References to a Section, Article or Exhibit shall mean a Section, Article or Exhibit of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

                                   ARTICLE II

                                PURCHASE AND SALE

2.1   Sale of Assets.

      Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer and deliver to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer will purchase and acquire from Seller or Parent, as applicable, all of the Seller's or Parent's right, title and interest in and to the Business and the goodwill associated therewith, together with the following assets constituting, or used in and necessary for the operation of, the Business, other than Excluded Assets, each as in existence at the Effective Time (collectively, "Purchased Assets"):

            (a) the right, title and interest of Seller in and to the real property located at (i) Route 66, Catamount Industrial Park, Randolph, Vermont,
(ii) Rogers Road, Randolph Vermont, and (iii) North Randolph Road, Randolph, Vermont, including without limitation, the land and springs located thereon (as more fully described in the deed(s) to be delivered to Buyer at Closing), together with the right, title and interest of Seller in all buildings and improvements located thereon and fixtures and other appurtenances thereto (collectively, the "Real Property");

            (b) the inventory of Products, including raw materials, and finished goods of Seller that as of the Effective Time are used or held for use in the Business other than finished goods labeled for Store 24 and labels related to products to be produced for Store 24 (the "Inventory");

            (c) the machinery, equipment (including computer hardware and communications equipment) of Seller and other fixed assets of the Business located at the Real Property as of the Closing (but excluding the fixed assets constituting an Excluded Asset);

            (d) the right, title and interest of Seller as of the Closing in, to and under all Contracts that are listed on Schedules 4.8 and 4.18(a) to the Seller Disclosure Letter, and all unfilled purchase orders for Products obtained by the Seller in the ordinary course of business ("Assumed Contracts");

            (e) the right, title and interest of Seller as of the Closing in, to and under the Intellectual Property listed on Schedule 4.22 to the Seller Disclosure Letter.

            (f) the trade secrets, know how and goodwill owned by Seller as of the Closing used in and necessary for the Business;

            (g) all of the following business information of Seller (collectively, the "Business Information"):

                  (i) the following items used exclusively in the Business: sales and marketing literature, contract forms, information manuals, promotional materials, sales and advertising brochures;

                  (ii) subject to Section 6.2(b)(ii) the following items used in the Business: sales records, accounting records, pricing information, customer lists, vendor lists, that portion of current customer files and current vendor files relating to the Business, correspondence with customers and suppliers (both actual and prospective), that portion of customer history files and vendor history files relating to the Business, technical materials, manufacturing instructions, manufacturing process sheets, diagrams and product specifications;

            (h) personnel records of Transferred Employees plus all other employee records in Seller's possession that relates to the Business or the Transferred Employees;

            (i) the Transferable Permits of Seller as of the Closing relating to the Business; and

            (j) the Accounts Receivable.

2.2   Excluded Assets.

      Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Purchased Assets, but which are hereby specifically excluded from the sale and the definition of Purchased Assets herein and as to which Seller shall retain all right, title and interest (the "Excluded Assets"):

            (a) cash and cash equivalents on hand and on deposit in bank accounts;

            (b) any refund of costs or expenses borne by Seller attributable to the period prior to the Closing Date;

            (c) any rights that accrue or will accrue to Seller under this Agreement or any exhibits hereto;

            (d) the corporate seal, minute books, stock books and other records relating to the corporate organization of Seller and the general ledger and other books of original entry of Seller;

            (e) the rights to any of Seller's claims for any Tax refunds for taxes paid or owed by Seller;

            (f) all rights and claims of the Seller, whether mature, contingent or otherwise, against third parties, whether in tort, contract or otherwise, including causes of action, unliquidated rights and claims under or pursuant to any warranties, representations or guarantees made by advertisers, manufacturers, suppliers, insurers or vendors relating to the conduct of the Business prior to the Closing Date;

            (g) any asserted or unasserted rights or claims that relate to the Excluded Assets or the Excluded Liabilities; and

            (h) those assets set forth on Schedule 2.2 to the Seller Disclosure Letter.

2.3   Assumed Liabilities and Obligations.

      On the Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge when due, all of the following liabilities and obligations of Seller (collectively, "Assumed Liabilities and Obligations") and Seller shall not be obligated to pay, perform or discharge any such liabilities or obligations:

            (a) All liabilities and obligations of Seller under the executory portion of Seller's Agreements that are executory as of the Effective Time and under the Transferable Permits;

            (b) All liabilities and obligations associated with the Purchased Assets with respect to Taxes for which Buyer is liable pursuant to Section 6.8(a) hereof;

            (c) With respect to the Purchased Assets, any Tax attributable to the ownership, sale, operation or use of the Purchased Assets accruing on or after the Effective Time, except for any Income Taxes attributable to income received by Seller;

            (d) All Accounts Payable of Seller as determined in accordance with
Section 3.4;

            (e) The obligations and liabilities arising out of Buyer's conduct of the Business after the Effective Time, including, without limitation, any and all asserted or unasserted liabilities or obligations to third parties for bodily or personal injury or tort, product return, warranty or similar liabilities or obligations arising out of the ownership or operation of the Purchased Assets or the sale of Products after the Effective Time (including, without limitation, obligations and liabilities for refunds, adjustments, allowances, damages, repairs, exchanges and returns);

            (f) The obligations and liabilities assumed by Buyer under Section 6.9; and

            (g) Any liability of Buyer arising out of a breach by Buyer of any of its obligations under this Agreement, the Assignment and Assumption Agreement, the Vermont Pure License Agreement, the Occupancy Agreement, the Supply Agreement and the Packaging Agreement and the Promissory Note.

2.4   Excluded Liabilities.

      Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "Excluded Liabilities"):

            (a) Any liabilities or obligations of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets;

            (b) With respect to the Purchased Assets, any Tax attributable to the ownership, operation or use of Purchased Assets for taxable periods, or portions thereof, ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Section 6.8(a) hereof;

            (c) All liabilities and obligations under the non-executory portion of Seller's Agreements that are not executory as of the Effective Time;

            (d) The obligations and liabilities arising out of the Seller's conduct of the Business prior to the Effective Time, including, without limitation, any and all asserted or unasserted liabilities or obligations to third parties for bodily or personal injury or tort, product return, warranty or similar liabilities or obligations arising out of the ownership or operation of the Purchased Assets or the sale of Products prior to the Effective Time (including, without limitation, obligations and liabilities for refunds, adjustments, allowances, damages, repairs, exchanges and returns), other than any liabilities or obligations which have been expressly assumed by Buyer under
Section 2.3;

            (e) Subject to Section 2.3 and Section 6.9, any obligations of Seller to its employees or former employees for wages, overtime, employment taxes, severance pay, "change of control" payments, transition payments in respect of compensation, notice periods or similar benefits accruing or arising prior to the Closing under any term or provision of any contract, plan, instrument or agreement to which Seller is a party or by which Seller is bound, or under any local, state or federal law;

            (f) Any liabilities or obligations of Seller arising out of any claim, whether known or unknown, prior to the Effective Time by any government agency or individual relating to their employment by Seller, or Seller's employment practices, including but not limited to, claims of employment discrimination, wrongful termination, breach of contract, unfair labor practices, breach of any common law or other violation of local, state or federal laws relating to employment;

            (g) Any liabilities or obligations of Seller arising out of any claim, suit, action, or proceeding by Nestle relating to certain inventory of Seller for Private Label Store 24;

            (h) Any liability of Seller arising out of a breach by Seller of any of its obligations under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Hidden Spring License Agreement, the Occupancy Agreement, the Pristine Agreement and the Packaging Agreement;

            (i) All liabilities for any breach by Seller or failure by Seller to perform the Seller's Agreements existing prior to or as of the Effective Time, except for the failure to obtain any consents to assign any of the Seller's Agreements to Buyer; and

            (j) Any other liability or obligation of Seller not specifically assumed under this Agreement, including any unrecorded liabilities and any environmental liabilities covering the period prior to the Closing.

2.5   Intercompany Obligations.

      Notwithstanding any other provision hereof, any amount owed to the Business by Seller, Parent or any of its Affiliates (collectively, "Post-Closing Affiliates"), or owed by the Business to Seller, Parent or any Post-Closing Affiliate, other than obligations to third parties directly attributable to the conduct of business of the Business, shall not constitute Purchased Assets or Assumed Liabilities and Obligations.

2.6   No Offset.

      Notwithstanding any other provision hereof or of applicable law to the contrary, the Parties' respective obligations under any covenant in this Agreement, including without limitation Buyer's obligations expressly provided under Section 2.3, will not be subject to offset or reduction or otherwise affected by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document contemplated by or delivered in connection herewith or any right or alleged right to indemnification hereunder or thereunder or any other matter whatsoever, except as otherwise expressly provided herein or therein.

2.7   License.

      Seller for itself and its successors and assigns hereby grants to Buyer a perpetual, royalty free license to use in connection with the Business all Intellectual Property (other than trademarks and trademark rights), trade secrets, know how and goodwill that are used in the operation of Parent or Seller's business and that are also used in the operation of the Business. Such license is transferable to any purchaser of the Business from Buyer.

2.8   Accounts Receivable.

      Buyer agrees to use commercially reasonable efforts to collect the Accounts Receivable acquired from Seller hereunder.

                                   ARTICLE III

                                   THE CLOSING

3.1   Closing.

      Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer, the payment of the Closing Payment to Seller, and the consummation of the other respective obligations of the Parties provided in this Agreement shall take place at a closing (the "Closing"), to be held at the offices of Buyer's counsel at One Financial Center, Boston, Massachusetts 02111, at 10:00 a.m. local time, or another mutually acceptable time and location, on March 1, 2004, or on such other date as the Parties may mutually agree. The date of Closing is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date (the "Effective Time").

3.2   Purchase Price.

      The Purchase Price for the Purchased Assets shall equal the sum of (i) $8,750,000, plus (ii) the Working Capital Amount (collectively, the "Purchase Price"). The Working Capital Amount shall equal (a) the dollar value of the Inventory of the Business as of the Effective Time, based upon an Inventory count of the Business to be completed after the close of business on the last Business Day prior to the Closing Date and before the open of business on the Closing Date; plus (b) the dollar value of the Accounts Receivable of the Business as of the Effective Time; less (c) the allowance for doubtful accounts and liability for Promotional Accruals as of the Effective Time; less (d) the dollar value of the Accounts Payable of the Business as of the Effective Time (the "Closing Date Working Capital Amount"), each determined in accordance with generally accepted accounting principles based on Seller's past practices, subject to computation and adjustment in accordance with the procedures set forth in Section 3.4 hereof (as so adjusted, the "Working Capital Amount").

3.3   Closing Payment of Purchase Price.

      At the Closing, as a payment on account of the Purchase Price, Buyer shall
(a) pay or cause to be paid to Seller, by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Seller and Buyer an amount equal to the sum of (i) $8,250,000 plus (ii) the Closing Date Working Capital Amount; and (b) deliver the Promissory Note to the Seller (collectively, the "Closing Payment").

3.4   Calculation of Closing Date Working Capital Amount; Post-Closing
      Adjustment.

            (a) In order to determine the total quantity of Inventory at the Effective Time, Seller will complete after the close of business on the last Business Day prior to the Closing Date and before the open of business on the Closing Date, a physical count of the Inventory which Buyer will have the opportunity to observe and during which Buyer or Buyer's accountant will conduct test counts. Based upon the foregoing, the parties will agree in writing on the Closing Date Working Capital Amount prior to Closing. Seller will deliver to Buyer on the Closing Date (i) a listing and valuation of the Inventory, (ii) an aged listing of Accounts Receivable as of the

Effective Time, (iii) the amount of the allowance for doubtful accounts and liability for Promotional Accruals, and (iv) an aged listing of Accounts Payable. Seller shall certify that (i), (ii), (iii) and (iv) are true and correct based on the Seller's books and records as of the Effective Time and, in the case of (i), the physical count of the Inventory. The Closing Date Working Capital Amount shall be computed utilizing such amounts.

            (b) After the Closing Date, Buyer and its accountants will be permitted to conduct an audit of the Closing Date Working Capital Amount for the purpose of determining whether any adjustment is necessary to the Closing Date Working Capital Amount, in accordance with generally accepted accounting principles based on Seller's past practices. During the same period, Seller shall be permitted to review and examine its computation of the items referred to in (iii) and (iv) of Section 3.4(a). As promptly as possible, but in any event, within forty-five (45) days after the Closing Date (the "Adjustment Review Period"), Buyer will deliver to Seller a schedule (the "Adjustment Schedule") setting forth its calculation of the Working Capital Amount and the difference between (i) the Closing Date Working Capital Amount and (ii) the Working Capital Amount as calculated by Buyer (such difference the "Working Capital Adjustment"). The Adjustment Schedule shall show each specific item that Buyer proposes to adjust together with an explanation in reasonable detail of the reasons for and the amount of Buyer's proposed Working Capital Adjustment. Seller shall have the right to observe and comment upon the preparation of the Adjustment Schedule. During the Adjustment Review Period, Buyer will promptly notify Seller of any material adjustment(s) of which Buyer becomes aware and to provide such supporting documentation relating to the proposed Working Capital Adjustment as Seller may reasonably request. In the event of any adjustment or dispute relating to the quality of the Inventory, Seller shall have the right to inspect such Inventory and Buyer shall segregate and not dispose of such Inventory until the Parties have resolved any disagreements with respect thereto. The failure of Buyer to deliver the Adjustment Schedule within the Adjustment Review Period shall constitute Buyer's acceptance of the Closing Date Working Capital Amount as the Working Capital Amount. Within seven (7) days after Seller's receipt of the Adjustment Schedule, Seller may notify Buyer in writing that it disagrees with the Adjustment Schedule (the "Dispute Notice"). The Dispute Notice shall set forth in reasonable detail the respects in which the Seller disagrees with any proposed change (each a "Disputed Item") and the dollar amount or range of dollar amounts which Seller believes is or contains the correct amount for each Disputed Item. In the event that Seller and Buyer are unable to resolve any Disputed Item within thirty (30) days after delivery of the Dispute Notice, they shall appoint the Burlington, Vermont office of KPMG (the "Independent Accounting Firm") to resolve as promptly as possible all Disputed Items that are still in dispute. The expenses of the Independent Accounting Firm will be shared equally by the Seller and the Buyer. The resolution of all such Disputed Items and the determination of the Working Capital Amount by such Independent Accounting Firm shall be made in a written report delivered to both parties and shall be final, conclusive and binding on the parties. Seller and Buyer agree that the purpose of the retention of the Independent Accounting Firm shall not include the conduct of the Independent Accounting Firm's own independent audit of the Working Capital Adjustment, Inventory, Accounts Receivable, allowance for doubtful accounts and liability for Promotional Accruals, Accounts Payable, or the value of any of those items that is not a Disputed Item but rather shall be limited to resolving the Disputed Items presented to it and matters related thereto. Buyer and Seller agree that judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. Buyer and Seller agree that the procedures established by this Section
3.4 shall constitute the exclusive procedures for determining the Working Capital Amount.

            (c) Within five (5) days after delivery of the report by such Independent Accounting Firm or after the settlement of any dispute or within ten
(10) days following delivery of the Adjustment Schedule if no dispute exists, payment shall be made (i) by the Seller equal to the amount that the Closing Date Working Capital Amount is greater than the Working Capital Amount, or (ii) by the Buyer equal to the amount that the Working Capital Amount is greater than the Closing Date Working Capital Amount.

            (d) For purposes of calculating the Closing Date Working Capital Amount, the Working Capital Amount and the Working Capital Adjustment, the term "Working Capital" shall mean the sum of (i) Inventory and (ii) Accounts Receivable, less (iii) the allowance for doubtful accounts and liability for Promotional Accruals less (iv) Accounts Payable. In addition: (x) Accounts Receivable shall not include (i) any receivables which shall have been referred to an independent third party for collection, (ii) any accounts whose account debtors shall have filed under any bankruptcy, insolvency or similar proceeding or shall have consented or failed to object to such filing, (iii) the Keeper Springs, Inc. accounts receivable, or (iv) otherwise in breach of the representations and warranties set forth in Section 4.10; and (y) Inventory shall (i) be valued based upon standard cost for raw materials and finished goods calculated based on October 31, 2003 standards for labor and overhead calculated in accordance with past practices and (ii) not include any Inventory which is (a) obsolete (determined in accordance with the Inventory Policy), (b) damaged, or (c) is otherwise in breach of the representations and warranties contained in Section 4.9.

3.5   Allocation of Purchase Price.

      The parties agree that the Purchase Price shall be allocated to the Purchased Assets in accordance with Schedule 3.5 to the Seller Disclosure Letter. The parties acknowledge that such allocation (subject to post-Closing adjustments for the Working Capital Amount) represents the fair market value of the Assets and shall be binding upon the parties hereto for federal, state, foreign and local tax purposes. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Schedule 3.5 to the Seller Disclosure Letter for federal, state and local tax purposes.

3.6   Deliveries by Seller.

      At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

            (a) The Bill of Sale, duly executed by Seller;

            (b) Copies of any and all governmental and other third party consents, waivers or approvals obtained by Seller with respect to the transfer of the Purchased Assets;

            (c) The opinion of counsel and officer's certificates required by
Section 7.1;

            (d) A warranty deed conveying the Real Property to Buyer, in a form reasonably acceptable to the Buyer, duly executed and acknowledged by Seller, in recordable form, and any owner's affidavits or similar documents (other than indemnity agreements) reasonably required by the title company;

            (e) The Assignment and Assumption Agreement, duly executed by
Seller;

            (f) A FIRPTA Affidavit, duly executed by Seller;

            (g) A Certificate of Good Standing of each of Parent and Seller;

            (h) The License Agreement with respect to the trademark "Vermont Pure" and "Vermont Pure Essence" in the form set forth as Exhibit F hereto (the "Vermont Pure License Agreement"), duly executed by Parent;

            (i) The Trademark Assignment with respect to the trademark "Hidden Spring" in the form set forth as Exhibit G hereto (the "Trademark Assignment"), duly executed by Parent;

            (j) The Occupancy Agreement in the form set forth as Exhibit H hereto (the "Occupancy Agreement"), duly executed by Parent and Crystal Rock Spring Water Company, Inc.;

            (k) The Supply and Sublicense Agreement with respect to the right to purchase spring water from Pristine Springs of Vermont, Inc. ("Pristine") in the form set forth as Exhibit I hereto (the "Pristine Agreement"), duly executed by Parent;

            (l) The Packaging Agreement in the form set forth as Exhibit J (the "Packaging Agreement"), duly executed by Parent;

            (m) The Side Letter Agreement in the form set forth as Exhibit K hereto (the "Side Letter Agreement"), duly executed by Timothy G. Fallon; and

            (n) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer to Buyer the Purchased Assets, in accordance with this Agreement.

3.7   Deliveries by Buyer.

      At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

            (a) The Closing Payment, including the Promissory Note, duly executed by Buyer;

            (b) The opinion of counsel and officer's certificates required by
Section 7.2;

            (c) The Assignment and Assumption Agreement, duly executed by Buyer;

            (d) The Supply Agreement, duly executed by Buyer;

            (e) The Vermont Pure License Agreement, duly executed by Buyer;

            (f) The License Agreement, with respect to the trademark "Hidden Spring" in the form set forth as Exhibit L hereto (the "Hidden Spring License Agreement"), duly executed by Buyer;

            (g) The Occupancy Agreement, duly executed by Buyer;

            (h) The Pristine Agreement, duly executed by Buyer;

            (i) The Packaging Agreement, duly executed by Buyer;

            (j) A Certificate of Good Standing of Buyer; and

            (k) All such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, are necessary for Buyer to assume the Assumed Liabilities and Obligations in accordance with this Agreement.

3.8   Passage of Title.

      Title to, risk of loss with respect to and all obligations to insure the Purchased Assets shall pass to Buyer immediately upon consummation of the Closing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Each of Parent and Seller hereby represents and warrants to Buyer, jointly and severally, that the following statements contained in this Article IV are true, complete and correct as of the date of this Agreement and will be true, complete and correct in all material respects as of the Closing Date, except as otherwise set forth in the disclosure letter delivered by Parent and Seller to Buyer (the "Seller Disclosure Letter"):

4.1   Organization; Qualification.

      Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the Purchased Assets owned, leased or operated by it or the nature of the Business makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not create a Material Adverse Effect. Seller has heretofore delivered to Buyer complete and correct copies of each of Parent's and Seller's respective Certificates of Incorporation and Bylaws as currently in effect.

4.2   Authority Relative to this Agreement.

      Each of Parent and Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments required to be executed hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other documents and instruments required to be executed hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of each of Parent and Seller. This Agreement has been, and the other documents and instruments required to be executed hereby upon their execution by Parent and Seller, as applicable, will be, duly and validly executed and delivered by Parent and Seller, as applicable, and assuming that this Agreement and the other documents and instruments required to be executed hereby constitute a valid and binding agreement of Buyer, constitutes the legal, valid and binding agreement of Parent and Seller, as applicable, enforceable against them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3   Consents and Approvals: No Violation.

            (a) Except as set forth in Schedule 4.3(a) to the Seller Disclosure Letter, neither the execution and delivery of this Agreement and the other documents and instruments required to be executed hereby by Parent and Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in the breach or violation of any provision of the Certificate of Incorporation or Bylaws of Seller or Parent, (ii) result in a default by Seller (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Parent or Seller is a party or by which Parent or Seller, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (iii) constitute violations of any order, writ, injunction, decree, statute, rule or regulation applicable to Seller in relation to the Business, or to any of the Purchased Assets.

            (b) Except as set forth in Schedule 4.3(b) to the Seller Disclosure Letter (the filings and approvals referred to in Schedule 4.3(b) to the Seller Disclosure Letter are collectively referred to as "Seller's Required Regulatory Approvals"), no declaration, filing or registration by Seller with, or notice by Seller to, or authorization, consent or approval by Seller of any governmental or regulatory body or authority is necessary for the execution and delivery by Seller or Parent of this Agreement and the other documents and instruments required to be executed hereby nor the consummation by Parent or Seller of the transactions contemplated hereby.

4.4   Financial Statements.

      Seller has delivered to Buyer complete and correct copies of the following financial statements: (i) unaudited pro forma balance sheets of the Business as of October 31, 2003, November 30, 2003 and December 31, 2003 and (ii) statements of income for the fiscal periods then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared based on the books and records of Seller and are in accordance with Seller's past practices. Except as disclosed in Schedule 4.4 to the Seller Disclosure Letter, the Financial

Statements present fairly in all material respects the financial position and results of operations of the Business at the dates and for the periods covered.

4.5   Undisclosed Liabilities.

      There are no material liabilities or obligations of Seller of any nature, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated, and whether due or to become due, in connection with the Business except (i) liabilities set forth in or otherwise disclosed in Schedule 4.5 to the Seller Disclosure Letter, (ii) liabilities reflected or reserved against and disclosed in the Financial Statements, and (iii) liabilities which have arisen since the date of the Financial Statements in the ordinary course of business consistent in all material respects with past custom and practice of Parent and Seller.

4.6   Absence of Certain Changes or Events.

      Since October 31, 2003, except as set forth in Schedule 4.6 to the Seller Disclosure Letter, there has not been (a) any Material Adverse Effect, (b) any material damage, destruction or casualty loss to the Purchased Assets, taken as a whole, whether or not covered by insurance, (c) any agreement, commitment or transaction entered into by Seller not in the ordinary course of business that is material to the ownership or operation of the Purchased Assets and remains in full force and effect on the date hereof and that is not disclosed on a schedule to the Seller Disclosure Letter, (d) any sale or disposition of any fixed assets of the Business other than in the ordinary course of business of the Business, and (e) any change in any accounting method, practice or policy used by the Seller, except as required by generally accepted accounting principles.

4.7   Title and Related Matters.

      Except for Permitted Encumbrances, and except as listed or described on
Schedule 4.7 to the Seller Disclosure Letter, Seller has fee simple title to the Owned Real Property to be conveyed by it hereunder free and clear of all Encumbrances. Except for Permitted Encumbrances, and except as listed or described on Schedule 4.7 to the Seller Disclosure Letter, Seller owns each of the Purchased Assets not constituting Real Property that it owns free and clear of all Encumbrances. The Seller has made available to the Buyer correct and complete copies of all title insurance policies for the Owned Real Property in Seller's possession.

4.8   Leases.

      Schedule 4.8 to the Seller Disclosure Letter lists all Tangible Personal Property Leases to which Seller is a party and which (i) are to be transferred and assigned to and assumed by Buyer on the Closing Date, (ii) cover all or any part of any leased tangible personal property used exclusively in the Business (other than Excluded Assets), and (iii) provide for annual payments of more than $10,000. Except as set forth in Schedule 4.8 to the Seller Disclosure Letter,
(i) all such Tangible Personal Property Leases are valid, binding and enforceable in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), are in full force and effect and represent all leases which are necessary in the operation of the Business, (ii) there are no existing defaults by Seller or to Seller's Knowledge, any other party thereunder, (iii) no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by Seller or to Seller's Knowledge, any other party thereunder, and (iv) all rent and other charges due and payable have been paid.

4.9   Inventory.

      Except as set forth in Schedule 4.9 to the Seller Disclosure Letter, all of the Inventory consists of items of first quality and a quantity usable or merchantable in the ordinary course of the Business based on the Seller's past practices. Each item of such Inventory is valued in the October 31, 2003 Financial Statements in accordance with average cost accounting of the Seller, with obsolescence determined in accordance with the Inventory policy set forth in Schedule 4.9 to the Seller Disclosure Letter (the "Inventory Policy"). The current level of Inventory is at a normal level for the continuation of the Business in the ordinary course based on the Seller's past practices. The Inventory does not consist of any goods held on consignment. Seller is not under any obligation or liability with respect to accepting returns of items of Inventory in the possession of its customers other than in the ordinary course of business consistent with past practice and the policies of the Seller. Seller has not committed to acquire Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time based on Seller's past practices (except in order to satisfy the representation in the third preceding sentence) nor has Seller changed the cost of any Inventory except for (i) reductions to reflect any reduction in the cost thereof to Seller since October 31, 2003 in the ordinary course of business,
(ii) reductions and increases responsive to normal competitive conditions and consistent with Seller's past practices, and (iii) increases to reflect any increase in the cost thereof to Seller in the ordinary course of business.

4.10  Accounts Receivable.

      Seller has delivered to Buyer a list and the aging of the Accounts Receivable of the Business. All Accounts Receivable, after taking into account the allowance for doubtful accounts and liability for Promotional Accruals, (a) are valid and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the Business,
(c) are not subject to defenses, set-offs or counterclaims other than normal returns and allowances and Promotional Accruals, (d) have been billed and are generally due within thirty (30) days of such billing, (e) are not subject to dispute, right of off-set or counterclaim, other than Promotional Accruals, (f) are owned by Seller, (g) are collectible within ninety (90) days in the ordinary course of business of the Business, and (h) the Accounts Receivable of Seller will be transferred to Buyer at Closing free of claims relating to their ownership other than Promotional Accruals. Seller's allowance for doubtful accounts has been determined in accordance with Seller's policy set forth in
Schedule 4.10 to the Seller Disclosure Letter (the "Bad Debt Policy").

4.11  Insurance.

      Schedule 4.11 to the Seller Disclosure Letter sets forth a list of all policies of insurance insuring the Business. Except as set forth in Schedule
4.11 to the Seller Disclosure Letter, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by Seller or Parent and insuring the Purchased Assets or the Business are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.11 to the Seller Disclosure Letter, as of the date of this Agreement, neither Parent nor Seller, as applicable, has been refused any insurance with respect to the Purchased Assets or the Business.

4.12  Environmental Matters.

            (a) Except as disclosed in Schedule 4.12 to the Seller Disclosure Letter or in the Phase I Environmental Site Assessment prepared by ENSR International, December 2003 and the Bottled Spring Water Source Assessment by ENSR International, December 2003, Seller, holds, and is and has been in full compliance with, all permits, certificates, licenses, regulations and governmental authorizations under Environmental Laws required for Seller to own and operate the Purchased Assets, the Business and the Real Property ("Environmental Permits"), all such Environmental Permits are in full force and effect, and are listed in Schedule 4.12 to the Seller Disclosure Letter, and Seller is in full compliance with all Environmental Laws with respect to the ownership and operation of the Purchased Assets, the Real Property and the Business.

            (b) Except as disclosed in Schedule 4.12 to the Seller Disclosure Letter or in the Phase I Environmental Site Assessment prepared by ENSR International, December 2003 and the Bottled Spring Water Source Assessment by ENSR International, December 2003, there are no Hazardous Substances present on the Real Property in violation of any Environmental Law.

            (c) Except as disclosed in Schedule 4.12 to the Seller Disclosure Letter or in the Phase I Environmental Site Assessment prepared by ENSR International, December 2003 and the Bottled Spring Water Source Assessment by ENSR International, December 2003, there are no Environmental Claims pending or, to Seller's Knowledge, threatened against Seller relating in any way to any Environmental Condition or any violation of Environmental Law and Seller has not received any written request for information, or been notified that they are a potentially responsible party, under CERCLA or any similar state law.

            (d) Except as disclosed in Schedule 4.12 to the Seller Disclosure Letter or in the Phase I Environmental Site Assessment prepared by ENSR International, December 2003 and the Bottled Spring Water Source Assessment by ENSR International, December 2003, Seller has not been requested to enter into or has not entered into or agreed to any obligation, consent decree or order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law with respect to the Purchased Assets, the Real Property or the Business.

            (e) Except as disclosed in Schedule 4.12 to the Seller Disclosure Letter or in the Phase I Environmental Site Assessment prepared by ENSR International, December 2003 and the Bottled Spring Water Source Assessment by ENSR International, December 2003, there are no underground storage tanks, monochlorinated or polychlorinated biphenyls ("PCBs") or asbestos containing material on the Real Property or on or in any improvements thereon.

            (f) Except as disclosed in Schedule 4.12 to the Seller Disclosure Letter or in the Phase I Environmental Site Assessment prepared by ENSR International, December 2003 and the Bottled Spring Water Source Assessment by ENSR International, December 2003, no Hazardous Substances have ever been stored, disposed, buried, spilled, leaked, discharged, emitted or released (collectively, "Release") by Seller in, on, under, onto or from the Real Property or the Business, in violation of any Environmental Law and there is not any Environmental Condition or any other event, condition, circumstance, activity, practice, incident, action or plan relating to periods prior to the Closing Date which is reasonably expected to interfere with or prevent compliance with any Environmental Permits or Environmental Law in connection with the operation of the Business by Seller or otherwise form the basis for any Environmental Claim.

            (g) Except as disclosed in Schedule 4.12 to the Seller Disclosure Letter or in the Phase I Environmental Site Assessment prepared by ENSR International, December 2003 and the Bottled Spring Water Source Assessment by ENSR International, December 2003, Seller has not manufactured, generated, stored, used, distributed, treated, dispersed, disposed of, transported, arranged to be transported or disposed, or handled any Hazardous Substance in violation of Environmental Law.

            (h) Schedule 4.12 to the Seller Disclosure Letter sets forth a true, complete and correct list of all environmental reports, investigations and audits in the possession, custody or control of, or otherwise known to the Seller relating to the Real Property or the Business, whether conducted by or on behalf of the Seller, either done at the initiative of Seller, or directed by a Governmental Authority or a third party. Copies of such reports, investigation, or audits in the possession or control of the Seller have been provided to Buyer.

            (i) Except as set forth in Schedule 4.12, in accordance with all Environmental Laws and any other state or local laws or regulations, and in a timely manner, Seller has submitted all requisite documents, information and completed applications for the renewal of its Bottled Water Permit to Operate, WSID #8400, issued by the State of Vermont Agency of Natural Resources, Department of Environmental Conservation, Water Supply Division ("Operating Permit"). Seller has received oral or written notification from the appropriate Governmental Agency that, despite expiration of the Operating Permit on January 24, 2004, Seller may continue to operate its Business pursuant to the expired Operating Permit until a new operating permit is issued. There are no facts, conditions, or circumstances at or in the Business or the Real Property, or identified in the documents, information, or application submitted for the renewal of the Operating Permit, that could be expected to prevent the appropriate Governmental Authority from issuing a renewal of the Operating Permit.

            (j) Seller represents and warrants that the monitoring well at the Hidden Spring property in Randolph, Vermont and identified in the Phase I Environmental Site Assessment, Vermont Pure Springs, Inc., prepared by ENSR International, December 2003 (the "Monitoring Well"), was installed by Wagner, Heindel and Noyes, Inc. in 1993 for the purposes of evaluating whether the existing spring was capturing all the water that it could and whether additional construction would improve the efficiency in capturing the water feeding the spring.

The Monitoring Well has not been used since 1993 and has never been used to test the water for the presence of contaminants.

4.13  Employees.

      Schedule 4.13 to the Seller Disclosure Letter lists all of the present employees of Seller employed in the Business at the Real Property and each such employee's position, location, date of hire, and current annual salary rate or hourly wage. Except as described in Schedule 4.13 to the Seller Disclosure Letter or as previously disclosed to Buyer, Seller is not a party to nor is it bound by any written employment agreement or consulting agreement with any employee or former employee whose employment terminated within the last two years (including with any management employee or officer of the Business).

4.14  Labor Matters.

      With respect to the ownership or operation of the Purchased Assets, except to the extent set forth in Schedule 4.14 to the Seller Disclosure Letter (which matters as they relate to Seller shall remain the sole responsibility of Seller):

            (a) Seller to the best of its Knowledge is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including those laws pertaining to withholding requirements for income and other taxes, employment insurance, pay equity, health insurance, workers compensation and statutory pension plans and has not been notified to the contrary by any individual or government agency;

            (b) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller in the Business and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Seller with respect to employees in the Business;

            (c) Since January 31, 2001, Seller has not received written notice of any unfair labor practice complaint pending before the National Labor Relations Board or any other Governmental Authority;

            (d) There are no labor strikes, picketing, lock-outs, boycotts, slowdown, or stoppage or applications for declaration of successor employer or charges or similar disputes or labor-related proceedings actually pending or to Seller's Knowledge, threatened by any authorized representative of any union or other representative of employees against Seller; since January 31, 2001, Seller has not received notice that any representation petition respecting the employees of Seller has been filed with the National Labor Relations Board or notice that any similar filing has been made with any Governmental Authority; no arbitration or grievance proceeding arising out of or under collective bargaining agreements is pending against Seller; Seller has not experienced any primary work stoppage since January 31, 2001;

            (e) There has not been asserted, nor are there pending or to Seller's Knowledge, threatened, charges, actions, or lawsuits alleging claims against Seller brought by any former employee, employee or potential employee of the Business relating in any way to their employment by Seller (or prospective employment) including, but not limited to, claims of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category as well as any claim with respect to payment of wages, salary or overtime pay;

            (f) There are no pending, or to Seller's Knowledge, threatened penalty assessments against Seller relating to worker compensation benefits with respect to the Business and all such current assessments relating thereto that are due have been paid to date;

            (g) Seller has paid or will pay in full to all its employees, or has adequately accrued for such in accordance with GAAP, all wages, salaries, commissions, vacation pay, bonuses, benefits and other compensation payable by Seller to or on behalf of such employees;

            (h) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to its employees or employment practices;

            (i) There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to Knowledge of Seller, threatened with respect to the Seller; and

            (j) None of Seller's employment policies or practices with respect to the Business is currently being audited or investigated by any Governmental Authority.

4.15  ERISA: Benefit Plans.

            (a) Schedule 4.15(a) to the Seller Disclosure Letter sets forth a true, complete and correct list of all material "employee benefit plans" (as defined by Section 3(3) of ERISA), including multiemployer plans, as defined by
Section 3(37) of ERISA, and all other material written plans, agreements or arrangements involving direct or indirect compensation, including, without limitation, pension, retirement, profit-sharing or supplemental executive retirement plans, severance benefits, medical, vision, dental or other health benefits, life insurance, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or with respect to which contributions are currently made by Seller with respect to current or former employees employed in the Business ("Benefit Plans").

            (b) Except as set forth in Schedule 4.15(a) to the Seller Disclosure Letter, Seller and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code with respect to each Benefit Plan subject to such provisions. To Seller's Knowledge, each Benefit Plan has been maintained in accordance with its terms and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code and the regulations and rulings promulgated thereunder.

            (c) There is no Benefit Plan of Seller or any Seller Affiliate as to which the Buyer will become liable as a result of the transactions contemplated by this Agreement. None of the Purchased Assets is subject to any Encumbrance in favor of, or enforceable by, the PBGC, or otherwise with respect to any Seller Benefit Plan.

4.16  Real Property.

            (a) Schedule 4.16 to the Seller Disclosure Letter contains a legal description of the Real Property. Seller has made available to Buyer true and complete copies of all deeds, current surveys, title insurance policies currently in force and documents evidencing all Encumbrances with respect to the Real Property in the possession of Seller. There are no Real Property leases with respect to the Business.

            (b) Based solely on the zoning letter included in Schedule 4.16 to the Seller Disclosure Letter, the current use of the Real Property is in compliance in all material respects with all applicable zoning, building code, safety code, subdivision and similar regulations, and since January 31, 2001, Seller has not received written notice of any material alleged violation of the foregoing. The consummation of the transactions contemplated hereby will not (i) prevent Buyer from utilizing, in accordance with such zoning ordinances and regulations, any or all of the Real Property following the Closing in substantially the same manner as Seller is utilizing such Real Property as of the Closing or (ii) require Buyer, as a condition of continuing such use, to comply with any existing zoning or other similar ordinances or regulations beyond or in addition to those to which Seller's use of the Real Property is currently subject.

            (c) Seller has obtained all licenses and rights-of-way, including proofs-of dedication, necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property. There are no restrictions on entrance to or exit from the Real Property to adjacent public streets and, to Seller's Knowledge, no conditions that will result in the termination of the present access from the Real Property to existing highways and roads, except restrictions or conditions that would not materially impair Buyer's ability to conduct the Business as currently conducted by the Seller at the Real Property.

            (d) All facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as currently operated, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for their current uses and are in accordance in all material respects with all applicable laws.

            (e) There is no pending, or to Seller's Knowledge, threatened proceeding to change or redefine the zoning classification of all or any portion of the Real Property in a manner that would materially interfere with the use of such Real Property as heretofore used by Seller.

            (f) All of the buildings and improvements constructed on the Real Property are in serviceable condition and repair, subject to ordinary wear and tear, and all mechanical and utility systems servicing such improvements are in serviceable condition and repair, subject to ordinary wear and tear.

            (g) Each parcel of Real Property is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (iii) to fulfill the requirements of any lease. No building or other improvement not included in the parcel relies on any part of the parcel to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such parcel is assessed by local property assessors as a tax parcel or parcels separate form all other tax parcels.

4.17  Fixed Assets.

      Schedule 4.17 to the Seller Disclosure letter sets forth a list of the fixed assets of Seller listed on Seller's books and records as of October 31, 2003 that are Tangible Personal Property. All fixed assets that are part of the Purchased Assets are in good operating condition and repair, subject to normal wear and tear, are useable in the ordinary course of business of the Business consistent with past practice.

4.18  Certain Contracts and Arrangements.

            (a) Listed on Schedule 4.18(a) to the Seller Disclosure Letter are all of the Contracts to which Seller is a party and which are to be transferred to and assumed by Buyer on the Closing Date. Other than Excluded Assets, such Contracts are all of the material contracts, agreements, licenses, and leases that are material to the ownership of the Purchased Assets or operation of the Purchased Assets or the Business, other than the Tangible Personal Property Leases ("Contracts," and together with the Tangible Personal Property Leases, the "Seller's Agreements") and which are to be transferred and assigned to Buyer as of the Closing.

            (b) Except as disclosed in Schedule 4.18(b) to the Seller Disclosure Letter, each of the Contracts (i) constitutes the legal, valid and binding obligation of Seller, (ii) is in full force and effect, and (iii) may (in the case of the Contracts to which Seller is a party) be transferred or assigned to Buyer at the Closing without consent or approval of the other parties thereto.

            (c) Except as set forth in Schedule 4.18(c) to the Seller Disclosure Letter, there is not, under any of the Contracts, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Seller or to Seller's Knowledge, any other party thereto, except such events of default and other events as to which requisite waivers or consents have been obtained.

4.19  Litigation and Claims.

      Except as disclosed in Schedule 4.19 to the Seller Disclosure Letter, there is no action, suit or proceeding pending or, to Seller's Knowledge, threatened in writing against Seller with respect to the Business before any court, arbitrator or governmental or regulatory body or authority. Neither Parent nor Seller is in default under the terms of any judgment, order or decree of any Governmental Authority with respect to the Business or the Real Property, except for such defaults that would not reasonably be expected to have a Material Adverse Effect.

4.20  Permits.

            (a) Seller has all permits, licenses, franchises and other governmental authorizations, consents, registrations and approvals, whether federal, state, or municipal, used in or necessary for the ownership and operation of the Purchased Assets or operation of the Business by Seller, except where the failure to obtain any such Permit would not result in a Material Adverse Effect (collectively, "Permits"). Except as set forth in Schedule 4.20 to the Seller Disclosure Letter, Seller has not received any written notification that it is currently in violation in any material respect of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to the Business. Except as set forth in Schedule 4.20 to the Seller Disclosure Letter, Seller is in compliance in all material respects with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to the Purchased Assets or the operation of the Business.

            (b) Schedule 4.20 to the Seller Disclosure Letter sets forth all Permits and all Environmental Permits applicable to the Purchased Assets, and identifies which of the foregoing are "Transferable Permits."

4.21  Taxes.

      Seller has paid or caused to be paid all Taxes, real estate taxes and assessments due and owing on or prior to the date hereof on the Real Property and no appeals relating to any such tax are pending. Except as set forth in
Schedule 4.21 the Seller Disclosure Letter, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period. Schedule 4.21 sets forth the taxing jurisdictions in which Seller owns assets or conducts business and has paid Taxes.

4.22  Patents, Copyrights and Trademarks.

      Schedule 4.22 to the Seller Disclosure Letter lists all the Intellectual Property. To the Knowledge of the Seller, the conduct of the Business as presently conducted does not conflict with or infringe upon any patents, copyrights, trademarks, service marks or applications that are owned or to the Knowledge of Seller, claimed by any third party. Seller lawfully owns or possesses the right to use the Intellectual Property used in the conduct of the Business, and, except as disclosed on Schedule 4.22 to the Seller Disclosure Letter, Seller is not required to pay any royalty, license fee or similar type of compensation with respect to such Intellectual Property. There is no claim or demand of any Person pertaining to, or any proceeding that is pending or to the Seller's Knowledge, threatened that challenges the rights of the Seller with respect to the Intellectual Property. None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal arbitrator or Governmental Authority.

4.23  Water Sources; Regulatory Matters.

            (a) Except as provided in Schedule 4.23 to the Seller Disclosure Letter, with respect to each well, borehole or spring source (as applicable) on the Real Property from which Seller currently draws water in bulk to be formulated, processed or packaged as bottled water, Seller has sufficient legal, contractual or other rights to permit them to take or draw such bulk water in the ordinary course, without seasonal or volume limitations. All Products sold by Seller and labeled as spring water or mineral water, flavored water, fluoridated water have complied with applicable laws.

            (b) Seller has received approval from the Food and Drug Administration ("FDA"), and under the Nutritional Labeling Education Act of 1990 ("NLEA") or any other Governmental Authority of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the Business as currently conducted by Seller, the absence of which would, individually or in the aggregate, have a Material Adverse Effect on the Business. The Seller is, and since January 31, 1999 has been in compliance with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations insofar as the same pertain the manufacturing, processing, labeling and bottling of its Products. The Seller is, and since January 31, 1999 has been, in compliance with all material FDA, state and local rules and regulations, including but not limited to, material FDA, state and local rules and regulations relating to health and nutritional claims under the Fair Packaging and Labeling Act ("FPLA"), standards established under the Safe Drinking Water Act and food labeling regulations under the NLEA. Schedule 4.23 to the Seller Disclosure Letter sets forth a complete and accurate list of any written communications (other than water flow and water usage data) since January 31, 2001 between Seller, on the one hand, and the FDA or any other Governmental Authority on the other hand that describe matters that could have a Material Adverse Effect on the Business, attributable to any of the Purchased Assets. The Seller has made available to Buyer copies of all such documents, as well as copies of all complaints and other information required to be currently maintained by Seller in accordance with rules and regulations of the FDA and other Governmental Authority.

4.24  Disclosure.

      All agreements and schedules required to be delivered by or on behalf of Seller pursuant to this Agreement are true, complete and correct.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Parent and Seller that the following statements contained in this Article V are true, complete and correct as of the date of this Agreement and will be true, complete and correct as of the Closing Date, except as otherwise set forth in the disclosure letter delivered by Buyer to Parent and Seller (the "Buyer Disclosure Letter"):

5.1   Organization; Qualification.

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not create a Material Adverse Effect, Buyer has heretofore delivered to Seller complete and correct copies of Buyer's Certificate of Incorporation and By-laws as currently in effect.

5.2   Authority Relative to this Agreement.

      Buyer has the requisite corporate power and authority to execute and deliver this Agreement, the Promissory Note and the other documents and instruments required to be executed hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the Promissory Note and the other documents and instruments required to be executed hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer. This Agreement has been, and the Promissory Note and the other documents and instruments required to be executed hereby upon their execution by Buyer will be, duly and validly executed and delivered by Buyer, and assuming that this Agreement and the other documents and instruments required to be executed hereby constitute a valid and binding agreement of Seller, constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3   Consents and Approvals: No Violation.

            (a) Except as set forth in Schedule 5.3(a) to the Buyer Disclosure Letter, neither the execution and delivery by Buyer of this Agreement, the Promissory Note, and the other documents and instruments required to be executed hereby nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in the breach or violation of any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in a default by Buyer (or give rise to any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party or by which Buyer, or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) constitute violations of any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or to any of its assets.

            (b) Except as set forth in Schedule 5.3(b) to the Buyer Disclosure Letter (the filings and approvals referred to in Schedule 5.3(b) to the Buyer Disclosure Letter are collectively referred to as "Buyer's Required Regulatory Approvals"), no declaration, filing or registration by Buyer with, or notice by Buyer to, or authorization, consent or approval by Buyer of any governmental or regulatory body or authority is necessary for the execution and delivery by Buyer of this Agreement and the other documents and instruments required to be executed hereby nor the consummation of the transactions contemplated hereby.

5.4   Litigation and Claims.

      There are no actions, suits or proceedings pending or, to Buyer's Knowledge, threatened in writing against Buyer or its members before any court, arbitrator or governmental or regulatory body or authority. Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or governmental or regulatory body or authority.

5.5   Financial Statements.

      Buyer has delivered to Seller the audited financial statements of the Buyer as of and for the 12-month periods ended December 31, 2001 and December 31, 2002 and the unaudited balance sheet of the Buyer as of December 31, 2003 and statements of income for the 12-month period ended December 31, 2003 (collectively, the "Buyer Financial Statements"). The Financial Statements have been prepared based on the books and records of the Buyer and are in accordance with Buyer's past practices. Except as disclosed in Schedule 5.5 to the Buyer Disclosure Letter, the Buyer Financial Statements present fairly in all material respects the financial position and results of operations of the business of the Buyer at the dates and for the periods covered. Since December 31, 2003, there has been no material adverse change in the business, operations or financial condition of Buyer, taken as a whole.

5.6   Undisclosed Liabilities.

      There are no material liabilities or obligations of Buyer of any nature, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated, and whether due or to become due, except (i) liabilities set forth in or otherwise disclosed in Schedule 5.6 to the Buyer Disclosure Letter, (ii) liabilities reflected or reserved against and disclosed in the Buyer Financial Statements, and (iii) liabilities which have arisen since the date of the Buyer Financial Statements in the ordinary course of business consistent in all material respects with past custom and practice of Buyer.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

6.1   Conduct of Business Relating to the Purchased Assets.

      Except (i) in connection with or as a result of any matter listed or described on any Schedule to the Seller Disclosure Letter; (ii) as expressly contemplated by this Agreement; or (iii) to the extent Buyer otherwise consents in writing, during the period from the date of this Agreement to the Closing Date, Seller shall operate the Business in the ordinary course consistent with past practice; shall use reasonable efforts to preserve intact the Purchased Assets and preserve the relationships with customers, employees, suppliers and others having business dealings with the Business with respect thereto; and shall maintain the insurance coverage comparable to that described in Section 4.11. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described above, or as required under applicable law or by any Governmental Authority, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, Seller will not, with respect to the Business or the Purchased Assets:

            (a) Except for Permitted Encumbrances or existing Encumbrances, sell, lease (as lessor), pledge, encumber, transfer or otherwise dispose of, or grant any right with respect to, any of the Purchased Assets, other than assets sold, leased, pledged, encumbranced, transferred, disposed of, used, consumed or replaced in the ordinary course of business consistent with past practices;

            (b) Modify or amend in any material respect or voluntarily terminate prior to the expiration date thereof any of Seller's Agreements or any Permit or Environmental Permits or waive in any material respect any default by, or release, settle or compromise any claim against, any other party thereto, other than (i) in the ordinary course of business, to the extent consistent with past practices, or (ii) as may be required in connection with Seller's obligations to Buyer under this Agreement;

            (c) Amend in any material respect or cancel any liability or casualty insurance policies related thereto, or fail to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and business other than in connection with any general renewal or revision of Seller's insurance policies or practices;

            (d) Enter into any commitment or contract to purchase goods or services not addressed in clauses (a) and (b) above that will be delivered or provided after the Closing Date or such other date that the parties mutually agree to be the date on which the Closing is expected to occur that exceeds $25,000 individually, unless such commitment or contract is terminable by Seller (or after the Closing Date by Buyer) without further liability, upon not more than 30 days' notice;

            (e) (i) Hire any new employees of the Business, or transfer any existing employees of the Business, other than to fill vacancies in existing positions, (ii) enter into any employment or consulting agreement, or increase salaries or wages of employees of the Business, except in the ordinary course of business, (iii) enter into any collective bargaining or representation agreement for employees of the Business, or (iv) take any action to increase the aggregate benefits payable to employees of the Business, except in the ordinary course of business or pursuant to preexisting commitments; or

            (f) Enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (a) through (e).

6.2   Access to and Retention of Information.

            (a) During the period from the date of this Agreement to the Closing Date, Seller will, during ordinary business hours and upon reasonable notice to Seller (i) give Buyer and its representatives reasonable access to all books, records, plants, offices and other facilities and properties of Seller relating to the Business or constituting the Purchased Assets, (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request, (iii) provide access to the Seller's customers and suppliers with respect to the Business, and (iv) furnish Buyer with such financial and operating data and other information that is in Seller's possession with respect to the Seller, the Business and the Purchased Assets as Buyer may from time to time reasonably request. The access to information set forth in this Section 6.2(a) is expressly conditioned upon Buyer's agreement (i) to treat all information viewed, disclosed, reviewed or obtained in a confidential manner, and (ii) to use all such information or knowledge of such information only for lawful purposes.

            (b) (i) For a period of seven (7) years after the Closing Date, each Party and their respective Representatives shall have reasonable access to all of the books and records (whether in paper or electronic form) relating to the Purchased Assets or the Business in the possession of the other Party or Parties to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities and Obligations or the Excluded Liabilities, or any matters relating to or affected by the operation of the Purchased Assets or the Business, the prosecution or defense of any claims or demands or the preparation of any financial statements or the conduct of any review or audit or any Tax matters. Such access shall be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. In connection with the foregoing, Buyer expressly agrees to reasonably cooperate with any information request by the Seller for Tax or audit purposes relating to the operation of the Business or the Purchased Assets prior to the Effective Date. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.2(b). If the Party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, and provided that the disposal of such books and records shall not be prohibited by law, give the other Party a reasonable opportunity at such other Party's expense, to segregate and remove such books and records as such other Party may select.

                  (ii) The parties agree that the Buyer shall maintain at all times all accounting and financial records relating to the Business for the current year and the two prior fiscal years and Seller shall have access to such records until they are returned to Seller. By December 31, 2004, Buyer shall return to the Seller such records relating to the Business for the fiscal year ended December 31, 2002. By December 31, 2005, Buyer shall return to the Seller such records relating to the Business for the year ended December 31, 2003 and the period thereafter through the Closing Date.

            (c) Seller agrees (i) not to release any Person (other than Buyer) from any confidentiality agreement now existing with respect to the Purchased Assets, or waive or amend any provision of any such agreement and (ii) to assign any rights arising under any such confidentiality agreement (to the extent assignable) and relating only to the Purchased Assets to Buyer.

            (d) The Party in possession of any books or records referred to in this Section 6.2 shall be responsible for retaining such books and records in accordance with applicable federal, state and local laws and regulations.

6.3   Expenses.

      Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, Buyer will be responsible for all costs and expenses associated with the obtaining of any title searches or title insurance policy and all endorsements thereto that Buyer elects to obtain.

6.4   Further Assurances; Cooperation.

            (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation using Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, Seller, with respect to the Transferable Permits, and Buyer, with respect to Permits and Environmental Permits that are not Transferable Permits, shall use Commercially Reasonable Efforts to obtain all Permits and Environmental Permits necessary for Buyer to acquire and operate the Business. Neither of the Parties hereto will, without the prior written consent of the other Party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

            (b) From time to time after the Closing Date, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the sale and purchase of the Purchased Assets or to more effectively vest in Buyer good and marketable title to the Purchased Assets subject to the Permitted Encumbrances. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities and Obligations.

6.5   Public Statements.

      Prior to the Closing Date, the Parties shall consult with each other before issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law or stock exchange rules.

6.6   Consents and Approvals.

            (a) As promptly as practicable after the date of this Agreement, Seller and Buyer, as applicable, shall file with any Governmental Authority having jurisdiction over the Purchased Assets or the Business, any filings required to be made with respect to the transactions contemplated hereby. The Parties shall respond promptly to any requests for additional information made by such agencies, and use their respective Commercially Reasonable Efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing.

            (b) Seller and Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use reasonable efforts to obtain the transfer or reissuance to Buyer of all necessary consents, approvals and authorizations of all Governmental Authorities and (iv) use reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Buyer is a party or by which any of them is bound. Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing with a Governmental Authority pursuant to this Section 6.6(b) made in connection with the transactions contemplated hereby.

            (c) Subject to Section 3.6 of this Agreement, Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such state and local Tax law, as determined by Buyer in accordance with
Schedule 4.21 to the Seller Disclosure Letter.

            (d) Seller shall have the primary responsibility for securing the transfer or reissuance of the transferable Permits. Buyer shall have the primary responsibility for securing the issuance and procurement by Buyer of Permits and Environmental Permits that are not Transferable Permits. Each Party shall cooperate with the other Parties' efforts in this regard.

6.7   Fees and Commissions.

      Seller and Buyer each represent and warrant to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Party making such representation. Seller and Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the indemnifying party.

6.8   Tax Matters: Prorations.

            (a) All real estate transfer taxes, all sales taxes and other transfer taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer (directly or by reimbursing Seller) other than any tax liability resulting from the transfer of the Real Property from Seller to Buyer pursuant to this Agreement incurred by Buyer pursuant to Section 7 of that certain Tax Stabilization Agreement made as of the 21st day of September, 1999 by and between Seller and the Town of Randolph, a Vermont municipal corporation. Seller will file, to the extent required by applicable law, all necessary Tax Returns and other documentation required by applicable law to be filed by Seller with respect to all such transfer or sales taxes, subject to Buyer's approval, which approval shall not be unreasonably withheld or delayed, and Buyer will be entitled to review such returns and other documentation ten (10) Business Days in advance of the due date for filing such Tax Returns and, if required by applicable law, will join in the execution of any such Tax Returns. Prior to the Closing Date, Seller will provide to Buyer, to the extent possible, and Buyer will execute and deliver to Seller, an appropriate resale tax exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority.

            (b) Buyer and Seller shall provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Business, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.8(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto other than as is legally required in connection with such Tax Return, audit or examination.

            (c) In the event that a dispute arises between Seller and Buyer as to the amount of Taxes covered by this Section 6.8, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate party. If such dispute is not resolved thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm, for resolution solely with respect to the disputed items, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the reasonable fees and expenses of the Independent Accounting Firm in resolving any dispute pursuant to this Section 6.8(c) shall be borne equally by Seller and by Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution.

            (d) Except as otherwise expressly provided herein, all charges for utilities, rent, payments due under the Seller's Agreements, premiums on insurance required by the Tangible Personal Property Leases, Property Taxes and other similar charges of a recurring nature relating to the operation of the Purchased Assets or the Business, shall be prorated as of the Effective Time, and an appropriate payment or other adjustment to the Purchase Price shall be made at the Closing or in determining the Working Capital Amount.

6.9   Employees.

            (a) Conditioned upon the occurrence of the Closing, Buyer will make an offer of at-will employment, effective as of the Effective Time, to at least thirty (30) employees of the Seller who are employed in the Business as of the Closing Date, as determined by Buyer. Those employees who accept Buyer's offer of employment shall be referred to herein as "Transferred

Employees." Buyer will offer employment to such employees at their current salaries and with benefits comparable to those currently provided to Buyer's other employees. In the event Buyer terminates the employment of such Transferred Employees following the Effective Time and in so doing incurs obligations under the WARN Act, Buyer agrees that it will provide the required notices or otherwise meet its obligations under WARN. All offers of employment made by Buyer pursuant to this Section 6.9(a) shall be made in accordance with all applicable laws, rules and regulations.

            (b) The Transferred Employees shall be given credit for all service with Seller under each fringe benefit and other employee benefit plan as defined by Section 3(3) of ERISA, program and arrangement covering employees of Buyer ("Buyer Benefit Plans") in which a Transferred Employee becomes a participant, subject to the terms and conditions of each such plan and the approval of any applicable insurers. The service credit so given shall be for purposes of eligibility, vesting, and level of benefits but not for benefit accrual under any Buyer Benefit Plan that is subject to Title IV of ERISA ("Title IV Plan") except to the extent provided under such Title IV Plan.

            (c) Prior to the Closing Date, Seller shall permit Buyer to review employee performance, job description and other relevant information (other than information which Seller is prohibited by law from disclosing) in Seller's possession which Buyer deems necessary to determine which of Seller's employees will be offered continued employment in accordance with Section 6.9(a), provided that Buyer shall keep such information confidential and use it only for lawful purposes. Promptly after the Closing, Seller shall deliver to Buyer the personnel records and files of Seller for the Transferred Employees, and Seller shall have access to such records and files following Closing in accordance with
Section 6.2(b).

            (d) Seller has paid or will pay in full to all its employees, or has adequately accrued for such in accordance with GAAP, all wages, salaries, commissions, vacation pay, bonuses, benefits and other compensation payable by Seller on or before the Effective Time to or on behalf of such employees.

6.10  Non-Competition and Non-Solicitation.

            (a) Non-Competition. From the Closing Date until the fifth (5th) anniversary thereof (the "Non-Compete Period"), except with Buyer's prior written consent, neither Seller nor Parent will, and will cause their respective Subsidiaries not to, (directly or indirectly) own, manage, operate, control, finance (other than in the ordinary course of business) or participate in the ownership, management, operation, control or financing of (other than in the ordinary course of business), or be connected with respect to the Competitive Business as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit their name to be used by or in connection with, any Competitive Business. "Competitive Business" shall mean the processing, bottling, producing, distribution and sale of natural spring water, mineral enriched water, flavored water or fluoridated water in PET packages of 1 gallon or less to the retail consumer anywhere in the continent of North America. Notwithstanding the foregoing, the Parties acknowledge and agree that this Section 6.10(a) shall not apply to (i) any acquirer of the Parent, Seller or their respective Subsidiaries which was immediately prior to such acquisition engaged in the sale of natural spring water, mineral enriched water, flavored water or fluoridated water to the retail consumer (in PET) packages of 1 gallon or less, or (ii) any sales of natural spring water, mineral enriched water, flavored water or fluoridated water to the retail consumer solely in connection with the operation by Parent, Seller or their respective Subsidiaries of their home and office business.

            (b) Hiring of Seller's Employees. During the Non-compete Period, Seller and Parent will not, and will cause their respective Subsidiaries not to, (directly or indirectly) solicit for employment, or induce any other person to hire or offer employment to any Transferred Employee who is then employed by Buyer, nor will Seller induce any such employee to terminate his or her employment with Buyer. In connection with the foregoing, Timothy G. Fallon shall enter into the Side Letter Agreement with the Buyer in the form of Exhibit K. Nothing contained in this Section 6.10(b) shall (i) prohibit the running of general employment advertisements directed to the general population or to specific industries other than the Competitive Business or hiring any employee who responds to such an advertisement or (ii) be deemed to affect in any manner any other provision of this Agreement.

            (c) Non-Solicitation of Clients or Customers. During the Non-Compete Period, Seller and Parent will not, and will cause their Subsidiaries not to, (directly or indirectly) solicit the business of, or conduct any business with, any customer or client or prospective customer or client of the Buyer, for any business purpose other than for the benefit of the Buyer or its subsidiaries or affiliates with whom Seller and Parent have contact or dealings on behalf of the Buyer; provided, that nothing contained herein shall prevent Seller, Parent or their Subsidiaries from soliciting the business of, or conducting any business with, any customer or client or prospective customer or client of the Buyer, for any business purpose that is not a Competitive Business and that does not otherwise interfere with the relationship, as it relates to the Business, of the Buyer with such customer or client or prospective customer or client and provided further that nothing contained herein shall prevent Seller, Parent or their Subsidiaries from selling one (1) gallon or less PET packages in connection with the operation of their home and office business. For purposes of this Section, a "prospective customer or client" is any potential customer or client that was, to the knowledge of Seller or Parent, actively solicited by the Buyer within the 12 months preceding the solicitation of Seller or Parent prohibited by this Section. During the Non-Compete Period, Seller and Parent may not interfere or attempt to interfere with any transaction, prospective agreement, business opportunity or business relationship involving the Buyer in which Seller or Parent were involved or otherwise engage or participate in any effort or act to induce any person to discontinue a relationship with the Buyer.

            (d) Buyer Non-Competition. During the Non-Compete Period, except with the Seller's prior written consent, Buyer will not, and will cause its Subsidiaries not to, (directly or indirectly) own, manage, operate, control, finance (other than in the ordinary course of business) or participate in the ownership, management, operation, control or financing of (other than in the ordinary course of business), or be connected with respect to the Seller's Competitive Business as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venture or otherwise with, or permit its name to be used by or in connection with, any Seller Competitive Business. "Seller Competitive Business" shall mean the processing, producing or bottling of natural spring water, mineral enriched water, flavored water or fluoridated water in three (3) or five (5) gallon containers anywhere in the State of Vermont.

            (e) Hiring of Employees of Parent and Seller. During the Non-Compete Period, Buyer will not, and will cause its respective Subsidiaries not to, (directly or indirectly) solicit for employment, or induce any other person to hire or offer employment to any employees of Parent or Seller other than those referred to in Section 6.9(a), nor will Buyer induce any such employee to terminate his or her employment with Seller. Nothing contained in this Section 6.10(e) shall (i) prohibit the running of general employment advertisements directed to the general population or to the home and office business or hiring any employee who responds to such an advertisement or (ii) be deemed to affect in any manner any other provision of this Agreement.

            (f) Remedies for Breach. Each Party acknowledges that:

                  (i) The provisions of this Section 6.10 are reasonable and necessary to protect the legitimate interests of the other Party, that any violation of this Section 6.10 may result in irreparable injury to the other Party and that damages at law would not be reasonable or adequate compensation to the other Party for a violation of this Section 6.10; and

                  (ii) Each Party shall be entitled to have the provisions of this Section 6.10 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to have an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.10. If the provisions of this Section 6.10 should ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time, geographic, product or other limitations permitted by law. If a violation of one or more of Sections 6.10(a), (b), (c), or (d) has occurred, the period specified in such section or sections shall abate during the time of such violation and shall not continue to- run until such violation has been cured.

6.11  [Intentionally Deleted]

6.12  Notices of Certain Events.

            (a) Notice of Certain Actions. The Seller, on the one hand, and the Buyer on the other hand, shall promptly notify the other of:

                  (i) any notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions provided for in this Agreement;

                  (ii) any material notice or other communication from any Governmental Authority in connection with the transactions provided for in this Agreement; and

                  (iii) any action suit, claim, investigation or proceeding commenced or, to its Knowledge, threatened against the Seller, on the one hand, or the Buyer, on the other hand, which relates to the consummation of the transactions provided for in this Agreement.

            (b) Notice of Breaches; Updates.

                  (i) The Seller shall promptly deliver to the Buyer written notice of any event or development that would (A) render any representation or warranty of the Seller contained in Article IV of this Agreement inaccurate or incomplete in any material respect or (B) constitute or result in a breach by the Seller of, or a failure by the Seller to comply with, in any material respect, any agreement or covenant in this Agreement applicable to it. Any such disclosure, if not objected to in writing by Buyer within the earlier of five (5) Business Days after the effectiveness of such notice or immediately prior to the Closing, shall be deemed to supplement such representation and warranty.

                  (ii) The Buyer shall promptly deliver to the Seller written notice of any event or development that would (A) render any representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect or (B) constitute or result in a breach by the Buyer or a failure by the Buyer to comply with, in any material respect, any agreement or covenant in this Agreement applicable to it. Any such disclosure, if not objected to in writing by Seller within the earlier of five (5) Business Days after the effectiveness of such notice or immediately prior to the Closing, shall be deemed to supplement such representation and warranty.

                                  ARTICLE VII

                                   CONDITIONS

7.1   Conditions to Obligations of Buyer.

      The obligations of Buyer to purchase the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment or satisfaction at or prior to the Closing Date of the following conditions:

            (a) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all Commercially Reasonable Efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Purchased Assets;

            (b) Buyer shall have received all of Buyer's Required Regulatory Approvals, in form and substance reasonably satisfactory (including no material adverse conditions) to it;

            (c) Seller and Parent shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

            (d) The representations and warranties of Seller and Parent set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

            (e) Buyer shall have received certificates on behalf of the Seller from an authorized officer of Seller and Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(c) and (d) have been satisfied by Seller;

            (f) Buyer shall have received an opinion from Seller's counsel, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, in the form of Exhibit D attached hereto;

            (g) Seller or Parent shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller's closing deliveries described in
Section 3.6; and

            (h) Since the date of this Agreement, no Material Adverse Effect shall have occurred.

7.2   Conditions to Obligations of Seller and Parent.

      The obligation of Seller and Parent to sell the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment or satisfaction at or prior to the Closing Date of the following conditions:

            (a) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all Commercially Reasonable Efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Purchased Assets;

            (b) Seller shall have received all of Seller's Required Regulatory Approvals, in form and substance reasonably satisfactory (including no material adverse conditions) to them;

            (c) All consents and approvals for the consummation of the sale of the Purchased Assets described in Schedule 4.3(a) shall have been obtained or waived;

            (d) Buyer shall have performed and complied with in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

            (e) The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

            (f) Seller shall have received a certificate on behalf of Buyer from an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(d) and (e) have been satisfied by Buyer;

            (g) Seller shall have received an opinion from Buyer's counsel, dated the Closing Date, and reasonably satisfactory in form and substance to Seller and its counsel, in the form of Exhibit E attached hereto; and

            (h) Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer's closing deliveries described in Section 3.7.

                                  ARTICLE VIII

                                 INDEMNIFICATION

8.1   Indemnification.

            (a) Buyer shall indemnify, defend and hold harmless Parent, Seller, any of their Affiliates and any of their respective officers, directors, members, employees, shareholders, representatives and agents (each, a "Seller's Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller's Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any representations, warranties or covenants contained in this Agreement, (ii) any breach or failure of Buyer to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation with respect to such covenant or agreement, (iii) Buyer's failure to pay or otherwise satisfy when due, the Assumed Liabilities and Obligations, (iv) any Third Party Claims against a Seller's Indemnitee arising out of or in connection with Buyer's ownership or operation of the Purchased Assets or the Business after the Effective Time, or (v) the presence, disposal, transport, or arrangement for transport after the Closing Date on, under or from the Real Property or any other property occupied or operated by the Buyer of any Hazardous Substances, and violation of, or noncompliance with, after the Closing Date, any Environmental Permit or any Environmental Law.

            (b) Parent and Seller shall jointly and severally indemnify, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, members, employees, shareholders, representatives and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller or Parent of any representations or warranties contained in this Agreement, (ii) any breach or failure of Seller or Parent to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation with respect to such covenant or agreement, (iii) Seller's failure to pay or otherwise satisfy when due the Excluded Liabilities,
(iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership or operation of the Purchased Assets or the Business before the Effective Time, except to the extent such Third Party Claim relates to any Assumed Liabilities and Obligations, (v) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership or operation of the Excluded Assets, or (vi) the presence, disposal, transport, or arrangement for transport prior to the Closing Date on, under or from the Real Property or any other property occupied or operated by the Seller of any Hazardous Substances, and violation of, or noncompliance with, prior to the Closing Date, any Environmental Permit or any Environmental Law.

            (c) Notwithstanding anything to the contrary contained herein, any Person entitled to receive indemnification under this Agreement (an "Indemnitee") shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The

Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the Indemnitee shall advise Indemnitor promptly of such expenditure (or provide Indemnitor with the opportunity to pay such expenditures directly).

            (d) The expiration or termination of any representation, warranty or covenant shall not affect the Parties' obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper written notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

8.2   Defense of Claims.

            (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any suit, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification may be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense.

            (b) (i) If within twenty (20) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2 (a) , the Indemnifying Party will not be liable for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof (except as provided in Section 8.3(c)(i)); provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

                  (ii) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

            (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party prompt written notice thereof, but in any event such notice shall not be given later than thirty (30) calendar days after the Indemnitees notice of such Direct Claim. Such notice shall state the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

            (d) A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure, including by the Indemnitee incurring an Indemnifiable Loss without the Indemnifying Party's consent or knowledge.

8.3   Limits on Indemnification.

            (a) Seller and Parent shall not have any obligation to indemnify the Buyer Indemnitees for claims under Section 8.l (b)(i) and 8.1(b)(ii) until the Indemnifiable Losses of the Buyer Indemnitees with respect to such claims shall exceed $125,000 in the aggregate (the "Threshold"), whereupon the total amount of such Indemnifiable Losses from the first dollar and without regard to the Threshold shall be recoverable by the Buyer Indemnities in accordance with the terms hereof.

            (b) In no event shall the total obligations of Seller under the indemnification provided in Sections 8.1(b)(i) and 8.1(b)(ii) exceed $5,000,000, except in the event of fraud or intentional misrepresentation by the Seller or Parent.

            (c) Notwithstanding anything to the contrary contained herein, any Indemnifiable Loss shall be net of (i) the dollar amount of any insurance or other proceeds actually received by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss and (ii) income Tax benefits to the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss, but such net amount shall be increased to give effect to the Income Taxes payable as a result of the receipt of any indemnification payments hereunder so that the Indemnitee is held harmless after Tax. Any Party seeking indemnity hereunder shall use its best efforts to make claims (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss. If after any payment of indemnity with respect to an Indemnifiable Loss is made hereunder by an Indemnifying Party, any insurance proceeds, tax benefit or recovery, settlement or payment by, from or against any other entity is received by the Indemnified Party or any Affiliate with respect to such

Indemnifiable Loss, then the Indemnified Party shall, or shall cause such Affiliate to, remit to the Indemnifying Party the lesser of (i) the amount of the insurance proceeds, tax benefit or other recovery, settlement or payment, if not previously taken into account in computing the indemnity payment with respect to such Indemnifiable Loss, and (ii) any amounts previously paid by the Indemnifying Party pursuant to Article VIII with respect to such Indemnifiable Loss.

            (d) The sole recourse and exclusive remedy of either Party after the Closing Date for the breach of this Agreement shall be to assert a claim for indemnification under this Article VIII or to recover such amounts as are otherwise due pursuant to the terms of this Agreement, except for claims based on fraudulent actions, misrepresentations or breaches.

            (e) If (i) Parent or Seller agree in writing or (ii) pursuant to a final order of a court, not subject to further appeal, Parent or Seller is legally required, to indemnify Buyer pursuant to this Article VIII, the amount of such indemnification shall be paid first as a prepayment under the Promissory Note and then to the extent there still exists any deficiency thereafter by Seller or Parent paying such amount in cash.

8.4   No Third Party Beneficiary.

      The parties hereto acknowledge and agree that the provisions of this
Article VIII are solely for the benefit of the Indemnified Parties and are not intended, and shall not create, any third-party beneficiary rights in any other person or entity.

                                   ARTICLE IX

                                   TERMINATION

9.1   Termination.

            (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

            (b) This Agreement may be terminated by Seller or Buyer, if:

                  (i) any Federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; or

                  (ii) the Closing contemplated hereby shall have not occurred on or before March 31, 2004 (the "Termination Date") unless extended by mutual agreement of the parties in writing, provided that the right to terminate this Agreement under this Section 9.1(b) (ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

            (c) This Agreement may be terminated by Buyer if any of Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(b), shall have not been obtained or been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but are not in form and substance reasonably satisfactory to Buyer because such Approval contains conditions that would have a Material Adverse Effect or a Material Adverse Effect on the business, assets, operations or condition (financial or otherwise) of Buyer.

            (d) This Agreement may be terminated by Seller, if any of the consents and approvals described in Schedule 4.3(a) or if any of Seller's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(b) and Section 7.2(c), respectively, shall not been obtained or have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but are not in form and substance reasonably satisfactory to Seller, because such consent or Approval contains conditions that would have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller.

            (e) This Agreement may be terminated prior to Closing by Buyer if there has been a material violation or breach by Seller or Parent of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date ten (10) days after receipt by Seller of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Buyer.

            (f) This Agreement may be terminated prior to Closing by Seller if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date ten (10) days after receipt by Buyer of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Seller.

9.2   Procedure and Effect of No-Default Termination.

      In the event of termination of this Agreement by either or both of the Parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 9.1(a) through (f), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

10.1  Amendment and Modification.

      Except as otherwise provided herein, this Agreement may not be amended, modified or supplemented except by a written agreement executed by Parent, Seller and Buyer.

10.2  Waiver of Compliance: Consents.

      Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof by a written instrument signed by the Party granting such waiver (except that the occurrence of the Closing shall be deemed to waive the fulfillment or satisfaction of any conditions to consummate the transactions contemplated by this Agreement), but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

10.3  Survival of Representations. Warranties. Covenants and Obligations.

            (a) The representations and warranties given or made by any Party in this Agreement or in any certificate furnished pursuant hereto shall survive the Closing for a period of one (1) year after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties contained in Sections 4.7, 4.12 and 4.21 shall survive the Closing for the period of the applicable statutes of limitation; (b) the representation and warranty contained in Section 4.23 shall survive the Closing for a period of three (3) years; and (c) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted prior to the expiration of such representation or warranty shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

            (b) The covenants and obligations of Seller and Buyer set forth in this Agreement, including without limitation the indemnification obligations of the parties under Article VIII hereof, shall survive the Closing indefinitely, and the Parties shall be entitled to the full performance thereof by the other Parties hereto without limitation as to time or amount (except as otherwise specifically set forth herein); provided that the obligations of Seller under
Section 8.1(b)(vi) shall at the end of the applicable statute of limitation period, so that Seller shall have no further responsibility for indemnification with respect to environmental matters after such period, and provided further that the indemnification obligation of the parties related to breaches of representations and warranties shall, with respect to each representation and warranty, terminate upon the termination of the applicable survival period of such representation and warranty set forth in Section 10.3(a) hereof, it being understood that the indemnification obligations of the parties with respect to any representation or warranty as to which a claim (including without limitation, a contingent claim) shall have been asserted prior to the expiration of such representation or warranty shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

10.4  Notices.

      All notices and other communications hereunder shall be in writing and shall be effective (i) when delivered, if delivered by hand or by facsimile transmission (with confirmation of receipt), (ii) the next business day, if sent by nationally recognized overnight delivery specifying next day delivery, or
(iii) three (3) business days after depositing in the United States mails, if sent by certified mail, postage prepaid, addressed to a Party's address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided however, that notices of a change of address shall be effective only upon receipt thereof):

             (a)   If to Parent or Seller, to:

                            Vermont Pure Holdings, Ltd.
                            1050 Buckingham Street
                            Watertown, CT 06795-1600
                            Attention: Timothy G. Fallon,
                            Chairman and Chief Executive Officer
                            Facsimile: (860) 945-0661

                   with a copy to:

                            Cozen O'Connor
                            1900 Market Street
                            Philadelphia, PA 19103
                            Attention: Kevin F. Berry, Esq.
                            Facsimile: (215) 665-2013

             (b)   if to Buyer, to:

                            MicroPack Corporation
                            5 Commonwealth Road
                            Suite 3A
                            Natick, MA 01760
                            Attention: James M. Morgan,
                            President and Chief Executive Officer
                            Facsimile: (508) 647-1092

                   with a copy to:

                            Mintz, Levin, Cohen, Ferris, Glovsky and Popeo, P.C. One Financial Center
                            Boston, MA 02111
                            Attention: Mary-Laura Greely, Esquire
                            Facsimile: (617) 542-6000

10.5  Assignment.

      This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld after the Effective Date, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, Buyer may assign its rights, interests and obligations hereunder at any time to an Affiliate, Subsidiary or to its then existing senior lender, provided that no such assignment shall relieve Buyer from its obligations hereunder. Any attempted assignment in violation of this Section 10.5 shall be null and void and of no effect.

10.6  Governing Law.

      This Agreement shall be governed by and construed in accordance with the law of the State of Delaware (without giving effect to any choice or conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN THE STATE OF DELAWARE, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7  Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8  Severability.

      Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.9  Interpretation.

      The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.10 Disclosure Letters and Exhibits.

      Except as otherwise provided in this Agreement, all Exhibits and the Disclosure Letters referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Any item disclosed in a Schedule to a Disclosure Letter in response to one Section of this Agreement shall be deemed disclosed in response to any other Section hereof only if the item disclosed in the Schedule not referred to specifically cross references the representation and warranty to be qualified by such item or the relevance of any item in any such Schedule to such representation and warranty is reasonably apparent on its face.

10.11 Entire Agreement.

      This Agreement, the Disclosure Letters, the Assignment and Assumption Agreement, the Bill of Sale, the Supply Agreement, the Vermont Pure License Agreement, the Occupancy Agreement, the Pristine Agreement, the Packaging Agreement, the Side Letter Agreement, the Hidden Spring License Agreement, the Promissory Note and the Trademark Assignment embody the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated by this Agreement.

10.12 Bulk Sales Laws.

      Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement to the extent they are applicable. Buyer hereby waives compliance by Seller with the provisions of such bulk sales laws; provided, however, that Seller shall fully and promptly indemnify, defend and hold Buyer harmless for any liability resulting for such failure, except to the extent that such liability has been expressly assumed by Buyer pursuant to this Agreement.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, Parent, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                          VERMONT PURE SPRINGS, INC.

                                          By:/s/ Timothy G. Fallon
                                             ----------------------------------
                                          Name:  Timothy G. Fallon
                                          Title: Chief Executive Officer


                                          VERMONT PURE HOLDINGS, LTD.

                                          By:/s/ Timothy G. Fallon
                                             ----------------------------------
                                          Name:  Timothy G. Fallon
                                          Title: Chief Executive Officer


                                          MICROPACK CORPORATION

                                          By:/s/ James M. Morgan
                                             ----------------------------------
                                          Name:  James M. Morgan
                                          Title: President/CEO

                 [Signature Page to Purchase and Sale Agreement]